UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                            (Amendment No. 10)*
                                 QMS, Inc.
                             (Name of Issuer)
                       Common Stock, $.01 par value
                      (Title of Class of Securities)
                               74726 G 10 2
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James L. Busby

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a)  ( )
                                                            (b)  ( )

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America

                    5. SOLE VOTING POWER
  NUMBER OF            663,943*
    SHARES
 BENEFICIALLY       6. SHARED VOTING POWER
   OWNED BY            17,000**
     EACH
  REPORTING         7. SOLE DISPOSITIVE POWER
    PERSON             663,943*
     WITH
                    8. SHARED DISPOSITIVE POWER
                       17,000**

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     680,943

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     ( )

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%

12   TYPE OF REPORTING PERSON

     IN



ITEM 1(A).     NAME OF ISSUER:

                         QMS, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         1 Magnum Pass
                         Mobile, Alabama  36618

ITEM 2(A).     NAME OF PERSON FILING:

                         James L. Busby

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                         1 Magnum Pass
                         Mobile, Alabama  36618

ITEM 2(C).     CITIZENSHIP:

                         United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                         Common Stock, $.01 par value

ITEM 2(E).     CUSIP NUMBER:

                         74726 G 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                         Inapplicable

ITEM 4.             OWNERSHIP:

               (a)  Amount beneficially owned:  663,943*

               (b)  Percent of class:  6.3%

               (c)  Number of shares as to which such person has

                    (i)   sole   power   to  vote  or  direct   the   vote:
                          663,943*;

                    (ii)  shared   power  to  vote  or  direct  the   vote:
                          17,000**;

                    (iii) sole   power   to  dispose  or  to   direct   the
                          disposition of:  663,943*;

                    (iv)  shared   power   to   dispose   or   direct   the
                          disposition of:  17,000**.

                    * Of the indicated shares, 124,000 shares are subject to options exercisable within 60 days after December 31, 1994.

                    ** The indicated shares are owned of record by Mr. Busby's spouse. Mr. Busby disclaims beneficial ownership of these shares.

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                         Inapplicable

ITEM 6.        OWNERSHIP  OF  MORE  THAN FIVE PERCENT  ON  BEHALF  OF
               ANOTHER PERSON:

                         Inapplicable

ITEM 7.        IDENTIFICATION  AND CLASSIFICATION OF  THE  SUBSIDIARY
               WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                         Inapplicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE
               GROUP:

                         Inapplicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                         Inapplicable

ITEM 10.       CERTIFICATION:

                         Inapplicable



                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.



     Date:          February 8, 1995

     Signature:     /s/James L. Busby

     Name:          James L. Busby